Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES COMMERCIAL STARTUP

OF NEW BOSTCO OIL TERMINAL ON HOUSTON SHIP CHANNEL

October 7, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced commercial operations are underway for phase one at the 185-acre Battleground Oil Specialty Terminal Company, LLC (BOSTCO) on the Houston Ship Channel.  Approximately 20 of the 51 storage tanks being built during phase one construction are being placed into service this month, and the remaining tanks will come online during the next six months.  A two-berth ship dock and 12 barge berths are also scheduled to be in service this month.

A joint venture of TLP (which owns a 42.5 percent interest in the facility) and Kinder Morgan Energy Partners, L.P. (NYSE: KMP), the approximately $485 million BOSTCO oil terminal at mile marker 43 on the Houston Ship Channel is fully subscribed for a total capacity of 7.1 million barrels and is able to handle ultra low sulfur diesel, residual fuels and other black oil terminal services.

Phase two of construction at BOSTCO is underway and involves the construction of an additional six, 150,000-barrel, ultra low sulfur diesel tanks, additional pipeline connectivity and high-speed loading at a rate of 25,000 barrels per hour.  BOSTCO expects phase two to begin service in the fourth quarter of 2014.

“We are pleased to announce the commencement of operations of the BOSTCO facility, which provides the market with a unique, deepwater terminaling solution that provides high speed loading and improved barge and ship access to the Texas Gulf Coast for the export and import of various refined products,” said Charles Dunlap, Chief Executive Officer of TLP’s general partner.

The BOSTCO project is employing approximately 750 local contractors during construction and has hired about 75 full-time employees to operate the facility.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

expectations related to BOSTCO reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to, adverse changes in general economic or market conditions, construction delays or cost overruns, and competitive factors such as pricing pressures and the entry of new competitors. Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in TransMontaigne Partners’ Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013. The company assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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